Exhibit 3.4

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 05/16/2000 001250985 - 2680091

CERTIFICATE OF OWNERSHIP AND MERGER

OF

HI-PLAINS ENERGY CORP.

(a Wyoming corporation)

into

WINCHESTER MINING CORPORATION

(a Delaware corporation)

It is hereby certified that:

    1.        Winchester Mining Corporation (hereinafter sometimes referred to as the “Corporation”) is a business corporation of the State of Delaware.

    2.        The Corporation is the owner of all the outstanding shares of common stock of Hi-Plains Energy Corp., which is a business corporation of the state of Wyoming.

    3.        The laws of the jurisdiction of organization of Hi-Plains Energy Corp. permit the merger of a business corporation that jurisdiction with a business corporation of another jurisdiction.

    4.        The Corporation hereby merges Hi-Plains Energy Corp. into the Corporation.

    5.        The following is a copy of the resolutions adopted on May 16, 2000 by the Board of Directors of the corporation to merge the said Hi-Plains Energy Corp. into the Corporation:

RESOLVED that Hi-Plains Energy Corp. be merged into this Corporation, and that all the estate, property, rights, privileges, powers, and franchise of Hi-Plains Energy Corp. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Hi-Plains Energy Corp. in its name.

RESOLVED that this Corporation assume all the obligations of Hi-Plains Energy Corp.

RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware, by the laws of the State of Wyoming, and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the jurisdiction of organization of Hi-Plains Energy Corp. and of this Corporation and in any other appropriate jurisdiction.

RESOLVED that this Corporation shall change its corporate name to PNW Capital, Inc.

RESOLVED that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions shall be May 16, 2000, and that, insofar as the General Corporation Law of the State of Delaware shall govern the same, said time shall be effective merger time.

Executed on May 16, 2000

WINCHESTER MINING CORPORATION By: /s/ Wayne Miller President Wayne Miller

Providence of British Columbia

County of Canada

        The foregoing Certificate of Ownership and Merger was acknowledged before me this 16th day of May, 2000, by Wayne Miller, President of Winchester Mining Corporation who affirmed the facts contained therein under penalties of perjury.

303115.1

/s/ G. Roy Long Jr. A Notary Public in and for the Province of British Columbia. Commission expires with life.